Exhibit 99.1

Contact Information: Investor Relations 941-556-2601 investor-relations@roperind.com	Roper Industries, Inc.

Roper Industries Announces Second Quarter Results

Record Second Quarter Orders, Revenue, Net Earnings and EBITDA
Orders Increase 8% to $763 Million
$1.4 Billion Acquisition Announced; Guidance Raised

Sarasota, Florida, July 30, 2012 ... Roper Industries, Inc. (NYSE: ROP) reported financial results for the second quarter ended June 30, 2012.

Net earnings for the second quarter were $115 million, an 8% increase over the second quarter of 2011 and excluding a foreign currency remeasurement gain on intercompany debt in the prior year, net earnings were up 13%. Diluted earnings per share were $1.15.  Revenue increased 4% to $725 million. Orders grew 8% to $763 million and represented a book-to-bill ratio of 1.05.

Operating income increased to $179 million and operating margin was 24.7%, a 130 basis point increase over the prior year.  Operating cash flow was $119 million, bringing first half operating cash flow to $261 million.  EBITDA for the first half reached $419 million, with second quarter EBITDA of $214 million.   Second quarter EBITDA margin was 29.5%.

“We are pleased with the performance of our businesses in the second quarter,” said Brian Jellison, Roper’s Chairman, President and CEO.  “We achieved record second quarter revenue and earnings, as our businesses continued to execute well in the current uncertain economic environment.  Organic growth was consistent with our expectations in the quarter, and our focus on breakeven ratios, cost discipline and operating leverage resulted in exceptional margin performance.”

New Credit Facility

On July 27, 2012, Roper entered into a new $1.5 billion senior unsecured five-year revolving credit facility, which replaced the company’s previous senior unsecured five-year credit facility, dated July 7, 2008.  The new credit facility doubles the amount of revolving credit available to the company.

Acquisition of Sunquest

Separately, Roper announced today that it has signed an agreement to acquire Sunquest Information Systems, Inc. in an all-cash transaction valued at $1.415 billion, including approximately $25 million in cash tax benefits.  Headquartered in Tucson, Arizona, Sunquest provides a comprehensive suite of clinical and anatomic laboratory software solutions.  Sunquest’s software solutions are used by more than 1,700 hospitals worldwide.  Hospital laboratories, which provide information that drives the majority of diagnostic decisions, rely on Sunquest software solutions to integrate vital data and improve workflow.  Sunquest also provides a growing suite of software solutions beyond the hospital laboratory with a focus on point-of-care patient safety and physician outreach.

“We continue to transform the enterprise with the addition of Sunquest,” said Mr. Jellison.  “Sunquest meets all of our key acquisition criteria and is an ideal fit with both our Medical and Software platforms.  The company has attractive cash return characteristics and generates significant recurring revenue through long term customer relationships and high retention rates.”  Roper expects the addition of Sunquest to deliver $140 million or more of EBITDA in 2013, excluding the impact of fair value accounting on Sunquest’s deferred revenue.

2012 Outlook and Guidance

Roper is increasing its full year adjusted diluted earnings per share guidance to $4.84 - $5.00 from $4.75 - $4.91, reflecting a ($0.04) reduction due to currency and $0.12 - $0.14 accretion from the acquisition of Sunquest.  The company’s guidance excludes acquisition-related expenses, debt extinguishment charges and the impact of any future acquisitions.  The company’s guidance includes the recognition of Sunquest’s deferred revenue, a portion of which will be excluded under GAAP’s purchase accounting rules which will require the deferred revenue to be reduced to fair value upon the acquisition.

Use of Non-GAAP Financial Information

In order to provide investors with greater insight, promote transparency and allow for a more comprehensive understanding of the information used by management in its financial and operational decision-making, the company supplements its consolidated financial statements presented on a GAAP basis with certain non-GAAP financial information.  Reconciliation of non-GAAP measures to their most directly comparable GAAP measures are included in the accompanying financial schedules or tables.  The company’s adjusted diluted earnings per share guidance is a non-GAAP measure which includes the impact of Sunquest’s deferred revenue, a portion of which will be excluded under GAAP’s purchase accounting rules, which require the deferred revenue to be reduced to fair value upon the acquisition.  The company is not currently able to estimate the impact of the required fair value adjustment.

Table 1:  Q2 Revenue and Orders Growth
	Revenue	Orders
Organic Growth	3%	7%
Acquisitions	3%	3%
Foreign Currency	(2%)	(2%)
Total Growth	4%	8%

Table 2:  EBITDA and EBITDA Margin
	Q2 2012	Q1 2012	1H 2012
Net Earnings	$114.8	$108.3	$223.1
Add: Interest Expense	15.1	15.5	30.6
Add: Income Taxes	48.3	46.0	94.3
Add: Depreciation & Amortization	35.8	35.5	71.3
EBITDA (A)	$214.0	$205.3	$419.3

Revenue (B)	$724.9

EBITDA Margin (A)/(B)	29.5%

Table 3:  Adjusted Net Earnings
	Q2 2012	Q2 2011	V%
Net Earnings	$114.8	106.3	8%
Less: Remeasurement Gain, net of tax	-	(4.7)
Adjusted Net Earnings	114.8	101.6	13%

Conference Call to be Held at 8:30 AM (ET) Today

A conference call to discuss these results has been scheduled for 8:30 AM ET on Monday, July 30, 2012.  The call can be accessed via webcast or by dialing +1 888-811-5456 (US/Canada) or +1 913-312-0706, using confirmation code 4480339.  Webcast information and conference call materials will be made available in the Investors section of Roper’s website (www.roperind.com) prior to the start of the call.  Telephonic replays will be available for up to two weeks by calling +1 719-457-0820 and using the access code 4480339.

About Roper Industries

Roper Industries is a diversified growth company and is a constituent of the S&P 500, Fortune 1000, and the Russell 1000 indices. Roper provides engineered products and solutions for global niche markets, including water, energy, transportation, medical, education, and SaaS-based information networks. Additional information about Roper is available on the company’s website at www.roperind.com.

The information provided in this press release contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements include, among others, statements regarding operating results, the success of our internal operating plans, and the prospects for newly acquired businesses to be integrated and contribute to future growth, profit and cash flow expectations.  Forward-looking statements may be indicated by words or phrases such as "anticipate," "estimate," "plans," "expects," "projects," "should," "will," "believes" or "intends" and similar words and phrases.  These statements reflect management's current beliefs and are not guarantees of future performance.  They involve risks and uncertainties that could cause actual results to differ materially from those contained in any forward-looking statement. Such risks and uncertainties include our ability to close the Sunquest acquisition, integrate our acquisitions and realize expected synergies.  We also face other general risks, including our ability to realize cost savings from our operating initiatives, general economic conditions, unfavorable changes in foreign exchange rates, difficulties associated with exports, risks associated with our international operations, difficulties in making and integrating acquisitions, risks associated with newly acquired businesses, increased product liability and insurance costs, increased warranty exposure, future competition, changes in the supply of, or price for, parts and components, environmental compliance costs and liabilities, risks and cost associated with asbestos related litigation and potential write-offs of our substantial intangible assets, and risks associated with obtaining governmental approvals and maintaining regulatory compliance for new and existing products.  Important risks may be discussed in current and subsequent filings with the SEC.  You should not place undue reliance on any forward-looking statements.  These statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

# # #

Roper Industries, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (unaudited)
(Amounts in thousands)

	June 30,	December 31,
	2012	2011
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$518,898	$338,101
Accounts receivable, net	439,184	439,134
Inventories, net	209,626	204,758
Unbilled receivable	74,011	63,829
Deferred taxes	40,335	38,004
Other current assets	43,323	31,647
Total current assets	1,325,377	1,115,473

PROPERTY, PLANT AND EQUIPMENT, NET	108,089	108,775

OTHER ASSETS:
Goodwill	2,873,361	2,866,426
Other intangible assets, net	1,065,124	1,094,142
Deferred taxes	61,419	63,006
Other assets	68,811	71,595
Total other assets	4,068,715	4,095,169

TOTAL ASSETS	$5,502,181	$5,319,417

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$139,379	$141,943
Accrued liabilities	306,945	322,904
Income taxes payable	-	8,895
Deferred taxes	8,862	10,548
Current portion of long-term debt	57,424	69,906
Total current liabilities	512,610	554,196

NONCURRENT LIABILITIES:
Long-term debt	1,011,817	1,015,110
Deferred taxes	483,652	482,603
Other liabilities	80,091	72,412
Total liabilities	2,088,170	2,124,321

STOCKHOLDERS' EQUITY:
Common stock	996	987
Additional paid-in capital	1,153,620	1,117,093
Retained earnings	2,259,422	2,063,110
Accumulated other comprehensive earnings	19,753	33,800
Treasury stock	(19,780)	(19,894)
Total stockholders' equity	3,414,011	3,195,096

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$5,502,181	$5,319,417

Roper Industries, Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings (unaudited)
(Amounts in thousands, except per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2012	2011	2012	2011

Net sales	$724,872	$699,871	$1,435,938	$1,345,180
Cost of sales	327,264	322,808	647,137	618,021

Gross profit	397,608	377,063	788,801	727,159

Selling, general and administrative expenses	218,824	213,093	439,713	421,189

Income from operations	178,784	163,970	349,088	305,970

Interest expense	15,077	16,196	30,560	32,892
Other income/(expense)	(574)	7,243	(1,064)	7,954

Earnings from continuing operations before
income taxes	163,133	155,017	317,464	281,032

Income taxes	48,320	48,706	94,342	85,742

Net Earnings	$114,813	$106,311	$223,122	$195,290

Earnings per share:
Basic	$1.18	$1.11	$2.29	$2.04
Diluted	$1.15	$1.08	$2.24	$1.99

Weighted average common and common
equivalent shares outstanding:
Basic	97,460	95,911	97,249	95,644
Diluted	99,619	98,412	99,500	98,282

Roper Industries, Inc. and Subsidiaries
Selected Segment Financial Data (unaudited)
(Amounts in thousands and percents of net sales)

	Three months ended June 30,				Six months ended June 30,
	2012		2011		2012		2011
	Amount	%	Amount	%	Amount	%	Amount	%
Net sales:
Industrial Technology	$203,944		$183,455		$399,080		$353,437
Energy Systems & Controls	154,737		145,750		303,339		275,383
Medical & Scientific Imaging	150,921		151,078		313,732		296,365
RF Technology	215,270		219,588		419,787		419,995
Total	$724,872		$699,871		$1,435,938		$1,345,180

Gross profit:
Industrial Technology	$102,770	50.4%	$92,068	50.2%	$201,433	50.5%	$177,782	50.3%
Energy Systems & Controls	86,135	55.7%	80,412	55.2%	166,543	54.9%	150,558	54.7%
Medical & Scientific Imaging	96,212	63.7%	95,006	62.9%	202,398	64.5%	186,260	62.8%
RF Technology	112,491	52.3%	109,577	49.9%	218,427	52.0%	212,559	50.6%
Total	$397,608	54.9%	$377,063	53.9%	$788,801	54.9%	$727,159	54.1%

Operating profit*:
Industrial Technology	$62,076	30.4%	$51,729	28.2%	$119,583	30.0%	$97,918	27.7%
Energy Systems & Controls	40,202	26.0%	37,704	25.9%	75,859	25.0%	66,748	24.2%
Medical & Scientific Imaging	35,679	23.6%	35,352	23.4%	79,041	25.2%	70,389	23.8%
RF Technology	58,161	27.0%	52,911	24.1%	108,514	25.8%	97,861	23.3%
Total	$196,118	27.1%	$177,696	25.4%	$382,997	26.7%	$332,916	24.7%

Net Orders:
Industrial Technology	$202,120		$189,322		$406,122		$390,064
Energy Systems & Controls	157,775		151,134		311,151		285,339
Medical & Scientific Imaging	148,386		150,047		316,722		300,312
RF Technology	255,195		217,182		458,867		434,269
Total	$763,476		$707,685		$1,492,862		$1,409,984

  *  Operating profit is before unallocated corporate general and administrative expenses.  These expenses were $17,334 and $13,726 for the three months ended June 30, 2012 and 2011, respectively and
       $33,909 and $26,946 for the six months ended June 30, 2012 and 2011, respectively.

Roper Industries, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (unaudited)
(Amounts in thousands)

	Six months ended
	June 30,
	2012	2011

Net earnings	$223,122	$195,290
Non-cash items:
Depreciation	18,950	18,865
Amortization	52,289	50,266
Stock-based compensation expense	19,704	15,808
Income taxes	(18,615)	2,175
Changes in assets and liabilities:
Receivables	(12,565)	(22,747)
Inventory	(5,452)	(25,312)
Accounts payable	(1,827)	10,905
Accrued liabilities	(18,544)	6,541
Other, net	3,721	(9,274)
Cash provided by operating activities	260,783	242,517

Business acquisitions, net of cash acquired	(36,872)	(204,612)
Capital expenditures	(20,532)	(19,390)
Other, net	544	(238)
Cash used by investing activities	(56,860)	(224,240)

Principal debt payments	(13,215)	(23,536)
Revolver payments, net	-	(75,000)
Dividends	(26,673)	(21,002)
Excess tax benefit from share-based payment	11,070	3,729
Proceeds from exercise of stock options	28,314	12,914
Redemption premium on convertible debt	(19,149)	-
Other, net	16	952
Cash used by financing activities	(19,637)	(101,943)

Effect of exchange rate changes on cash	(3,489)	9,299

Net increase (decrease) in cash and equivalents	180,797	(74,367)
Cash and equivalents, beginning of period	338,101	270,394

Cash and equivalents, end of period	$518,898	$196,027